UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 10, 2010

BIOSPHERE MEDICAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23678	04-3216867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 Hingham Street Rockland, Massachusetts	02370
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (781) 681-7900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01               Completion of Acquisition or Disposition of Assets.

As previously disclosed, BioSphere Medical, Inc., a Delaware corporation (“BioSphere”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 13, 2010, by and among BioSphere, Merit Medical Systems, Inc., a Utah corporation (“Merit Medical”), and Merit BioAcquisition Co. (“BioAcquisition”), a Delaware corporation and wholly owned subsidiary of Merit Medical.  At a special meeting of stockholders held on September 3, 2010, BioSphere’s stockholders adopted the Merger Agreement.  On September 10, 2010, in accordance with the Merger Agreement and pursuant to the Delaware General Corporation Law, BioAcquisition merged with and into BioSphere (the “Merger”), with BioSphere continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Merit Medical.

Item 3.01.              Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information disclosed in Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference.

On September 10, 2010, BioSphere notified The Nasdaq Global Market (“Nasdaq”) of the consummation of the Merger and requested that trading in BioSphere common stock, $0.01 par value per share (the “Common Stock”), be suspended and that the Common Stock be withdrawn from listing on Nasdaq as of the close of market on September 10, 2010.  Nasdaq has filed with the Securities and Exchange Commission (“SEC”) a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 25 to delist and deregister the Common Stock.  As a result, the Common Stock will no longer be listed on Nasdaq.  BioSphere will file a Form 15 with the SEC to terminate the registration of the Common Stock under Section 12(g) of the Exchange Act and to suspend the reporting obligations of BioSphere under Sections 13 and 15(d) of the Exchange Act.

Item 3.03.              Material Modification to Rights of Security Holders.

The information disclosed in Items 2.01 and 3.01 of this Current Report on Form 8-K is hereby incorporated by reference.

Under the terms of the Merger Agreement, each share of Common Stock outstanding immediately prior to the effective time of the Merger, subject to certain exceptions described in the Merger Agreement, was converted into the right to receive approximately $4.38 in cash, less any applicable withholding tax.  In addition, holders of shares of Common Stock that were subject to vesting conditions became fully vested and free of any repurchase rights or other restrictions immediately prior to the effective time of the Merger, and will be treated in a manner consistent with the other shares of Common Stock.  All of the outstanding options to purchase shares of Common Stock, whether vested or unvested, were cancelled and converted into the right to receive an amount equal to the product of (i) the number of shares of Common Stock subject to such option, multiplied by (ii) $4.38 less the applicable per-share exercise price.  That payment is also subject to reduction for any applicable withholding taxes.  Options with per-share exercise prices of $4.38 or higher were cancelled in the Merger without payment.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Merger Agreement.  A copy of the Merger Agreement was attached as Exhibit 2.1 to BioSphere’s Current Report on Form 8-K filed with the SEC on May 14, 2010.

In connection with the Merger, and prior to the consummation thereof, all holders of shares of BioSphere’s series A preferred stock, $0.01 par value per share, converted such shares into shares of Common Stock.

Item 5.01.              Changes in Control of the Registrant.

The information disclosed in Items 2.01, 3.01 and 3.03 of this Current Report on Form 8-K is hereby incorporated by reference.

Upon the effective time of the Merger, BioSphere became a wholly owned subsidiary of Merit Medical.  The aggregate consideration paid in connection with the Merger was approximately $96 million in cash funded by Merit Medical.

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon the effective time of the Merger, all of BioSphere’s directors immediately prior to the Merger resigned from BioSphere’s board of directors.  Pursuant to the Merger Agreement, the directors and officers of BioAcquisition immediately prior to the effective time of the Merger became the directors and officers of BioSphere.  The newly appointed officers of BioSphere are:  Fred P. Lampropoulos, President, Kent W. Stanger, Chief Financial Officer, Rashelle Perry, Secretary, and Gregory L. Barnett, Treasurer.

Item 5.03.              Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Upon the effective time of the Merger, pursuant to the Merger Agreement, (i) the certificate of incorporation of BioAcquisition became the certificate of incorporation of BioSphere, except that the name of the corporation set forth therein was changed to “BioSphere Medical, Inc.” and (ii) the bylaws of BioAcquisition became the bylaws of BioSphere, except that the name of the corporation set forth therein was changed to “BioSphere Medical, Inc.”  Copies of BioSphere’s amended and restated certificate of incorporation and bylaws are attached as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference in their entirety.

Item 9.01.              Financial Statements and Exhibits.

(d)         Exhibits

See the Exhibit Index attached to this Current Report on Form 8-K, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2010	BIOSPHERE MEDICAL, INC.

	By:	/s/ Rashelle Perry
Rashelle Perry
Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of BioSphere Medical, Inc.

3.2	Amended and Restated Bylaws of BioSphere Medical, Inc.